EXHIBIT 23.2

Consent Of Independent Registered Public Accounting Firm

Board of Directors
Cheviot Financial Corp.
Cincinnati, Ohio

We consent to incorporation by reference in Registration Statement No. 333-113919 and 333-125620 on Form S-8 of Cheviot Financial Corp. of our Report of Independent Registered Public Accounting Firm, dated March 18, 2009, on the consolidated balance sheet of Cheviot Financial Corp. as of December 31, 2008 and 2007 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year ended December 31, 2008 and 2007, which reports appear in Cheviot Financial Corp.'s 2008 Annual Report to Stockholders and are incorporated by reference into the Form 10-K of Cheviot Financial Corp. for the year ended December 31, 2008.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
March 18, 2009